Exhibit 4.3

Execution Copy

SUPPLEMENTAL INDENTURE NO. 1 TO INDENTURE

Supplemental Indenture, dated as of May 1, 2008 (this “Agreement”) by Macrovision Solutions Corporation, a Delaware corporation (“Macrovision Solutions”), Macrovision Corporation, a Delaware corporation (the “Company”) and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”). Capitalized terms used in this Agreement without definition have the meanings assigned to them in the Indenture (as defined below).

WITNESSETH:

WHEREAS the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of August 23, 2006 (the “Indenture”), providing for the issuance of $240,000,000 of the 2.625% Convertible Senior Notes due 2011 of the Company (the “Notes”);

WHEREAS immediately after the consummation of the merger of the Company with and into Mars Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Macrovision Solutions, with the Company surviving (the “Merger”), the Company will become a wholly owned subsidiary of Macrovision Solutions;

WHEREAS, pursuant to Section 6.07 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Agreement;

WHEREAS, pursuant to Section 6.07, the Company is required to provide notice of the execution of this Agreement to the Holders within 20 days of such execution;

NOW, THEREFORE, each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes as follows:

1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. For all purposes, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as the corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision hereof.

2. Conversion. As contemplated by Section 6.07 of the Indenture, as a result of the Merger, the Securities will be convertible into shares of Common Stock of Macrovision Solutions, which are the shares of stock received by the holders of the Company’s common stock in the Merger.

4. Ratification of Indenture; Agreement Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Agreement shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Agreement. The recitals herein contained are made by the Company and Macrovision Solutions and not by the Trustee.

7. Effect of Headings. The Section headings of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms of provisions thereof.

8. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

[Signature Page Follows]

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

MACROVISION SOLUTIONS CORPORATION

By:	/s/ Alfred J. Amoroso
Name:	Alfred J. Amoroso
Title:	CEO and President

MACROVISION CORPORATION

By:	/s/ Alfred J. Amoroso
Name:	Alfred J. Amoroso
Title:	CEO and President

THE BANK OF NEW YORK TRUST COMPANY, N.A., AS TRUSTEE

By:	/s/ Teresa Petta
Name:	Teresa Petta
Title:	Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE NO. 1